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                                                                  EXHIBIT 10.123

                           COMPOUND PURCHASE AGREEMENT

      THIS COMPOUND PURCHASE AGREEMENT (the "Agreement") is made and entered into effective as of April 28, 2000 (the "Effective Date"), by and between AXYS ADVANCED TECHNOLOGIES, INC., a Delaware corporation ("AAT"), and AXYS PHARMACEUTICALS, INC., a Delaware corporation ("Axys"). AAT and Axys may be referred to herein individually as a "Party" or, collectively, as the "Parties."

                                    RECITALS

      A. AAT owns certain assets, technology, and intellectual property relating to combinatorial chemistry and the synthesis of diverse chemistry libraries using combinatorial techniques.

      B. Axys desires to purchase from AAT quantities of certain compounds synthesized by AAT using its combinatorial chemistry technology pursuant to its obligations under existing contracts for use solely in Axys' drug discovery, development and commercialization programs (but subject to the Limitation).

      C. AAT is willing, pursuant to the following terms and conditions, to synthesize and sell to Axys such compounds and the related protocols.

      NOW, THEREFORE, the Parties agree as follows:

1.    DEFINITIONS

The following capitalized terms shall have the meanings ascribed to such terms in the following definitions when used in this Agreement.

      1.1 "AAT CONTRACTS" means the agreements set forth in Schedule 1.1 attached hereto.

      1.2 "AAT KNOW-HOW" means Information that is Controlled by AAT during this Agreement and relates (a) to the Protocols or the Structural Databases, or
(b) otherwise to the structure or use of the Compounds or to making Compounds or Derivatives, and is disclosed by AAT hereunder.

      1.3 "AAT PATENTS" means, with respect to a particular Compound or AAT Know-How, all patents and patent applications Controlled by AAT that claim any invention relating to such Compound or the manufacture or use thereof or to such AAT Know-How, but provided that such inventions were made prior to the date such Compound or AAT Know-How (as applicable) was disclosed to Axys.

      1.4 "AAT TECHNOLOGY" means the AAT Know-How and/or AAT Patents, or any part or aspect thereof.


The Registrant has requested that portions of this exhibit be granted confidential treatment.
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      1.5   "AFFILIATE" means, with respect to a particular Party, another corporation, partnership or similar entity that controls, is controlled by or is under common control with such Party, but in any case, only for the duration of the period that such other corporation, partnership or similar entity controls, is controlled by or is under common control with such Party. For the purposes of the definition in this Section 1.3, the word "control" (including, with correlative meaning, the terms "controlled by" or "under the common control with") means the ownership of at least fifty percent (50%) of the voting stock (or voting or membership interest, if not a corporation) of such entity. For the purposes of clarification, it is the parties intent that if a corporation, partnership or similar entity ceases to control, be controlled by or be under common control with a particular Party, such entity shall, at the time such control relationship ceases, cease to have any rights under this Agreement, including, without limitation, any license rights granted pursuant to this Agreement. Notwithstanding the foregoing, Axys and AAT shall be deemed not to be Affiliates of each other.

      1.6 "ASSIGNMENT AGREEMENT" means the Technology Assignment and License Agreement of even date herewith between Axys and AAT.

      1.7 "COLLABORATION EXCEPTION" has the same meaning as defined in the Assignment Agreement.

      1.8 "COMBINATORIAL CHEMISTRY LIBRARY" means the aggregate of all the physical samples of the Compounds in the Libraries provided to Axys hereunder.

      1.9 "COMPOUND" means any individual chemical compound, a physical sample of which AAT provides to Axys under the terms of Article 2 of this Agreement.

      1.10 "COMPOUND INFORMATION" means, for the purposes of this Agreement, any confidential or proprietary Information of AAT (or of another person which has been entrusted to AAT) disclosed by AAT to Axys (pursuant to this Agreement), including, without limitation, (a) the Protocols, (b) the AAT Know-How, (c) the Structural Database and (d) any other Information of AAT (or of another person which has been entrusted to AAT) relating to the Combinatorial Chemistry Library that may be provided by AAT to Axys hereunder; provided, that for the purposes of this Agreement, any Information which first becomes known to or entrusted to AAT after the Effective Date shall not constitute Compound Information unless it specifically pertains to the structure, manufacture or activity of specific compounds within the Combinatorial Chemistry Library.

      1.11 "CONTROLLED" means, with respect to any material, Information or intellectual property right, that AAT owns or has a license to such Information or intellectual property right with the right to license such Information or intellectual property right as provided herein without violating any agreement with a third party.

      1.12 "DELIVERABLES" means the Combinatorial Chemistry Library, the Libraries therein, the Compounds therein, the Protocols and Structural Databases relating to such Libraries, and any other Compound Information (including Compound Information which AAT may deliver to Axys specifically pertaining to the structure or structure activity of such specific Compounds).


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      1.13  "DERIVATIVE" means a compound (other than a Compound) made by Axys based upon the use of (a) Compound Information or (b) any Compound, or (c) structure-activity Information relating to Compounds.

      1.14 "INFORMATION" means information and data of any type and in any tangible or intangible form, including without limitation inventions, practices, methods, techniques, specifications, formulations, formulae, knowledge, know-how, skill, experience, test data, analytical and quality control data, stability data, results of studies and patent and other legal information or descriptions.

      1.15 "LIBRARY" means a collection of different compounds synthesized by AAT (or its predecessor Axys) pursuant to the obligations under one or more of the AAT Contracts, which 'compounds are related to each other by a common Scaffold and the specific synthetic techniques that AAT used to make such group of compounds.

      1.16  "LIMITATION" has the same meaning as in the Assignment Agreement.

      1.17 "MAKEUP PAYMENTS" means any and all payments made under Section 3.2(a), (b) and (c).

      1.18 "PROTOCOL" means a detailed set of combinatorial chemistry synthetic methods and standard operating procedures designed to be used for synthesizing a Library, in the form customarily prepared by AAT for its business.

      1.19 "SCAFFOLD" means the chemical substructure common to a set of Compounds that are synthesized using a particular Protocol.

      1.20 "STRUCTURAL DATABASE" means a complete structural database for all the Compounds in a particular Library, as delivered on CD/ROM as SD files, or otherwise, in the form customarily prepared by AAT for its business.

 2.   SALE AND TRANSFER OF COMPOUND LIBRARIES

      2.1 NOTICE AND ELECTION TO PURCHASE COMPOUND LIBRARIES. With respect to any Library that AAT first delivers to an AAT customer (or licensee) after the Effective Date pursuant to its obligations under one or more AAT Contracts, AAT shall give Axys written notice of the availability hereunder of such Library for purchase by Axys (a "Notice of Availability") within thirty (30) days of AAT first delivering to its customer such Library. Any such Notice of Availability shall include the full description of the chemical structure of each compound in such Library. Axys may elect, at any time before the later of April 30, 2003 or six (6) months after the applicable Notice of Availability is received, to purchase a six (6) micromole quantity of each (but not fewer than each) of the compounds in such Library, together with the Protocols for such Library and the Structural Database for such Library, pursuant to the purchase and delivery terms of this Agreement, by providing AAT written notice of such election (a "Purchase Election"). Each Purchase Election is irrevocable. In addition to the foregoing rights, with any Notice of Availability delivered by AAT as provided above, AAT may, at its discretion, offer to Axys that Axys purchase, in lieu of the Library covered by such Notice of Availability, a different library of compounds produced by AAT outside the scope of


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this Agreement. Any such offer shall also be deemed a "Notice of Availability"
regarding the compounds in such library for which AAT shall have the right to elect to purchase such compounds by making a Purchase Election as provided above. As to any such library of compounds for which Axys makes such Purchase Election, such library shall be deemed to be a "Library" and such compounds shall be deemed to be "Compounds" for all purposes hereunder.

      2.2 DELIVERY OF DELIVERABLES. Upon receiving from Axys a Purchase Election with respect to a particular Library, AAT shall commence the delivery to Axys of all the Compounds in such Library, and the Structural Database for such Library and all Protocols relating to such Compounds (which are provided for use subject to the licenses granted by AAT herein). The Compounds shall be delivered in 96 well plates with an 88 well array format with approximately six
(6) micromoles of each Compound present in the shipment, or any other format agreed to by the Parties. AAT shall complete the delivery of such Library and other Deliverables to Axys within thirty (30) days of receipt of such Purchase Election. Risk of loss for and title to the Compounds provided by AAT to Axys under this Agreement shall pass from AAT to Axys upon delivery to a common carrier F.O.B. AAT's factory. Each respective Library delivered to Axys hereunder shall comply with the specifications set forth in the governing specifications schedule of the applicable AAT Contract. AAT shall deliver a certificate of analysis with each Library specifying the results of analysis to show conformance with the specifications set forth in such governing specifications schedule.

      2.3 USE OF DELIVERABLES BY AXYS. Axys covenants that it will not use, and will not allow anyone else to use, the Deliverables, except as expressly permitted by this Section 2.3. Axys and its Affiliates shall have the right to use, within the scope of the Limitation and not otherwise, the Deliverables. Axys and its Affiliates shall be permitted to disclose and sublicense use of the Deliverables only (a) to one or more Collaboration partners of Axys or its Affiliate solely for the performance of work within the Collaboration Exception and not otherwise, and (b) to third party contractors for the performance of work, within the scope of the Limitation and not otherwise on Axys' or its Affiliate's behalf, in either case as part of Axys' or its Affiliate's internal research and/or development work in the area of drug discovery, development and commercialization (or within the scope of the Collaboration Exception) and subject to appropriate written non-disclosure and limitation-of-use agreements. Further, Axys or its Affiliate or permitted sublicensee may license, use, offer for sale, sell, manufacture, have manufactured and otherwise market and commercialize (a) any pharmaceutical or diagnostic products containing a particular active Compound or Derivative, or (b) any such Compound or Derivative in bulk material for use in manufacturing such pharmaceutical products. Axys, its Affiliates and permitted third party sublicensees (as provided above in this Section) may use the Information generated by the permitted uses of the Deliverables for any purpose, subject only to the Non-Competition and Non-Disclosure Agreement. Axys shall use reasonable efforts to cause the compliance of each of its Affiliates and of its and their directors, officers, employees, agents, consultants, contractors and collaborators with all such restrictions regarding the Deliverables transferred or disclosed to such person.

      2.4 AXYS' RIGHT TO DERIVATIVES. Axys and its Affiliates shall have a worldwide, royalty-free, irrevocable (except for uncured material breach by Axys), non-exclusive right under the AAT Technology to synthesize and use Derivatives within the scope of the Limitation and not otherwise, sublicenseable and transferable to the same extent as described in Section 2.3 and


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not otherwise. Axys agrees, for itself and its Affiliates, not to synthesize or use Derivatives except within the scope of the Limitation and not to sublicense or transfer Derivatives except to the same extent described in Section 2.3.

      2.5 USE OF DELIVERABLES BY AAT. This Agreement shall not in any way limit AAT's rights to use, disclose, license, transfer or sell to anyone the Deliverables.

      2.6 RESUPPLY OF LIBRARY. Upon written request to AAT by Axys, AAT will resupply any particular Library or Libraries (to the extent available in AAT then-existing inventory) by supplying Axys all (but not less than all) the same Compounds in the requested Library or Libraries, in the same format and same quantities (or such lesser amounts as are available from AAT) as provided under
Section 2.2, and subject to the payments as set forth in Section 5.2.

      2.7 RESYNTHESIS AND SUPPLY OF COMPOUNDS. Upon written request to AAT by Axys, AAT will negotiate in good faith with Axys the terms and conditions under which AAT would resynthesize and supply to Axys any particular Compound(s).

      2.8 EXCEPTION. Notwithstanding any contrary term or provision of this Agreement, it is understood and agreed that Axys shall have the right to use the Deliverables and any Derivatives for the specific purposes of and for performing its obligations under, and subject to the terms of, that certain agreement between Axys and Cytovia, Inc., dated March 15, 2000.

3.    TAKE OR PAY OBLIGATIONS

      3.1   ANNUAL MINIMUMS.

            (a) Axys agrees to provide, on or before April 30, 2001, Purchase Elections carrying an aggregate purchase price of no less than the First Year Requirement (as defined below).

            (b) Axys separately agrees to provide, after April 30, 2001 and on or before April 30, 2002, Purchase Elections carrying an aggregate purchase price of no less than the Second Year Requirement (as defined below).

            (c) Axys separately agrees to provide, after April 30, 2002 and on or before April 30, 2003, Purchase Elections carrying an aggregate purchase price of no less than the difference of (i) the Total Price, minus (ii) the sum of (A) the aggregate purchase price under all Purchase Elections delivered before April 30, 2003, plus (B) the sum of any and all Makeup Payments.

            (d) The "First Year Requirement" is the lesser of (i) the product of
(A) the total number of Compounds in all Libraries for which a Notice of
Availability was delivered on or before April 1, 2001, times (B)         **
        , or (ii)         **        . The "Second Year Requirement" is the
lesser of (i) the product of (A) the total number of Compounds in all Libraries for which a Notice of Availability was delivered after April 1, 2001 and on or
before April 1, 2002, times (B)         **        , or (ii)         **        .
The "Total Price" is the lesser of (A) product of (i) the total number of Compounds in all libraries for which a Notice of Availability was delivered on
or before April 1, 2003, times (ii)         **        , and (B)         **     .


* Confidential treatment has been requested by the Registrant.


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      3.2   MAKEUP PAYMENTS.

            (a) If Axys fails to meet the minimums of Section 3.1(a), it shall pay AAT before June 30, 2001 the excess of the First Year Requirement over the aggregate purchase price in the Purchase Elections delivered on or before April 30, 2001.

            (b) If Axys fails to meet the minimums of Section 3.1(b), it shall pay AAT before June 30, 2002 the excess of the Second Year Requirement over the aggregate purchase price in the Purchase Elections delivered after April 30, 2001 and on or before April 30, 2002.

            (c) If Axys fails to meet the minimums of Section 3.1(c), it shall pay AAT before June 30, 2003 the excess of the Total Price over the sum of (i) the aggregate purchase price under all Purchase Elections delivered on or before April 30, 2003, plus (ii) the sum of any and all payments made under Section 3.2(a) and (b).

            (d) Axys shall not be entitled to delivery of any Compounds or Protocols or to any other consideration, in respect of the Makeup Payments, except for the application in the formula in Section 3.2(c). Any payments made to AAT pursuant to this Section 3.2 shall be the sole and exclusive remedy of AAT for any failure of Axys to meet the requirements in Section 3.1.

4.    LICENSE AND LIMITATIONS

      4.1 LIMITED COMMERCIAL LICENSE. Subject to the terms of this Agreement (including Section 2.3), AAT hereby grants Axys a limited, non-exclusive, worldwide, perpetual (subject to termination under Article 9) license under the AAT Technology for Axys and its Affiliates and permitted sublicensees to use, practice and commercially exploit the AAT Technology within the scope of the Limitation, and to use, import, offer for sale, sell and manufacture (a) any pharmaceutical or diagnostic products containing a particular active Compound or Derivative, or (b) any such Compound or Derivative in bulk material for use in manufacturing such pharmaceutical or diagnostic products.

      4.2 LIMITATIONS. This Agreement shall not in any way limit AAT's rights to use all its Deliverables, technology, Information and intellectual property rights for its own purposes and to sell, license or disclose such Deliverables, technology, Information and intellectual property rights to third parties without restriction. This Agreement shall not in any way limit Axys' rights to use for its own purposes and to sell, license or disclose to third parties without restriction any compound that is discovered or synthesized by Axys or its Affiliates completely independent of any activity permitted under this Agreement and without use of or reliance on any Compound Information or other Deliverables; however, certain such limits may be imposed under a Non-Competition and Non-Disclosure Agreement between Axys and Discovery Partners International, Inc.

5.    PAYMENT

      5.1 PAYMENT FOR COMPOUNDS. Axys shall pay AAT a purchase price for the Compounds in a Library, and the Structural Database and Protocols for such
Library, delivered hereunder equal to         **         per Compound that AAT
delivers to Axys in compliance


* Confidential treatment has been requested by the Registrant.


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with the obligations of Section 2.2 of this Agreement. Axys shall make such payment within thirty (30) days of receipt of an applicable invoice after completion of shipment of the applicable Library and related Structural Database and Protocols by AAT, subject to Axys' right to inspect each shipment and reject non-conforming Deliverables within such thirty (30) day period. Any Deliverables not rejected within such thirty (30) day period shall be deemed to have been accepted.

      5.2 PAYMENT FOR COMPOUND RESUPPLY. Axys shall pay AAT a purchase price for the resupply to Axys, under Section 2.6, of requested Compounds equal to
        **        per micromole of such Compounds that AAT delivers to Axys
under Section 2.6. Axys shall make such payment within thirty (30) days of completion of shipment of the applicable Compounds; subject to Axys' right to inspect each shipment and reject non-conforming Deliverables within such thirty
(30) day period. Any Deliverables not rejected within such thirty (30) day period shall be deemed to have been accepted.

      5.3 BANK ACCOUNT. A11 payments payable by Axys to AAT under this Agreement shall be made by wire transfer remittance to the bank account designated by AAT.

      5.4 RELATED COSTS. Axys shall be responsible for payment of all shipping or other transportation charges and insurance costs and any sales, transfer, excise, export or other tax and of any customs tax or duties assessed on the sale or transfer of such Compounds under the terms of this Agreement, but excluding taxes based upon net income of AAT.

6.    INTELLECTUAL PROPERTY MATTERS

      6.1 OWNERSHIP. The sale to Axys of the Compounds hereunder does not involve the sale or transfer of AAT intellectual property rights (if any) relating thereto and relating to the other Deliverables, which AAT retains, subject to a nonexclusive license right as expressly contemplated under Section
2.3 and Section 4.1. AAT shall own the entire right, title and interest in and to any inventions and Information, and all intellectual property rights therein, developed solely by employees or agents of AAT or its Affiliates in the course of this Agreement. Axys shall own the entire right, title and interest in and to any inventions and Information, and all intellectual property rights therein, developed solely by employees or agents of Axys or its Affiliates in the course of this Agreement.

      6.2 LIMITATION ON PATENT APPLICATIONS. If Axys or its Affiliate or permitted sublicensee has both data indicative of efficacy of a particular Compound or Derivative and a reasonable belief that it will develop and commercialize such particular Compound or Derivative, Axys or its Affiliate or permitted sublicensee may file and prosecute a patent application that specifically claims the composition of matter and/or method of use of such particular Compound. Except as provided in the preceding sentence, Axys agrees (for Axys and its Affiliates) to use its good faith efforts to avoid filing or prosecuting any patent applications that (a) specifically or generically claim the composition of matter of any particular Compound and/or the method of use of any Compound; provided that the foregoing shall not apply with respect to any Compound having the same chemical structure as a chemical compound that is discovered by Axys or its Affiliates completely independent of any activity permitted under this Agreement and without use of or reliance on any Compound Information or other Deliverables

* Confidential treatment has been requested by the Registrant.



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or (b) describes in the specifications, but does not claim, a particular
Compound; provided, that if such description is reasonably necessary to support the claimed invention, then such description may be included in the specification.

      6.3 LIMITED CROSS-LICENSE. Axys hereby grants to AAT a non-exclusive, worldwide, perpetual (subject to termination by Axys under Section 9.2), royalty-free license, with right to sublicense, under current and future issued patents owned by Axys or its Affiliates and filed pursuant to Section 6.2, that specifically or generically claim a Compound, but excluding from the foregoing license: (i) any Axys patent claiming an invention comprising a Compound that is discovered by Axys or its Affiliates completely independent of any activity permitted under this Agreement and without use of or reliance on any AAT Technology or other Compound Information or other Deliverables, and (ii) (for the duration of such program as an actively pursued program) any license right to use or sell, for any purpose other than screening or creating derivatives, any Compound that Axys or its Affiliate or permitted sublicensee is actively pursuing as a drug or other product with activity (such as a pesticide), such active pursuit being demonstrated by an active and ongoing program of research and development or marketing for which funds and personnel have been allocated.

      6.4 ENFORCEMENT OF PATENTS. If Axys becomes aware of any actions of a third party that it considers infringing upon any AAT Patent, it shall use reasonable efforts to notify AAT and provide all evidence of such infringement that is reasonably available. AAT shall have the sole and exclusive right, at its own expense, to attempt to terminate such infringement by commercially appropriate steps, including suit, but shall have no obligation to Axys to do so. Any amounts recovered by AAT, whether by settlement or judgment, shall be retained by AAT.

      6.5 THIRD PARTY PATENT ALLEGATIONS. If any warning letter or other notice of infringement is received by a Party, or action, suit or proceeding is brought against a Party alleging infringement of a patent right of any third party in the manufacture, use or sale of a Deliverable or Derivative or use or practice of the Compound Information or any AAT Patents, the Parties shall promptly discuss and decide the best way to respond.

7.    CONFIDENTIALITY

      7.1 CONFIDENTIALITY OBLIGATIONS. Axys agrees that the Compound Information shall be subject to the provisions of Article 6 of the Assignment Agreement.

      7.2 PUBLICATIONS. Subject to the terms of Section 7.1, Axys may publish Information discovered or developed in its research, development or commercialization activities derived from use of any Compounds or Deliverables without the consent of or notice to AAT.

8.    INDEMNIFICATION

      8.1 INDEMNIFICATION BY AXYS. Axys shall indemnify, defend and hold AAT and its agents, employees, officers and directors (the "AAT Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorneys' fees) arising out of third party claims or suits related to (a) Axys' or its Affiliate's negligence, willful misconduct or breach of this Agreement; or (b) the manufacture, use or sale of Compounds by Axys or anyone acting under color of authority from Axys, or the manufacture, use or sale, by


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Axys or anyone acting under color of authority from Axys, of Derivatives, except to the extent such claims or suits result from negligence or willful misconduct of or breach of this Agreement by any of the AAT lndemnitees. Upon the assertion of any such claim or suit, the AAT Indemnitees shall promptly notify Axys thereof, and Axys shall appoint counsel reasonably acceptable to the AAT Indemnitees to represent the AAT Indemnitees with respect to any claim or suit for which indemnification is sought, provided that Axys shall have sole control over the defense and settlement of such claim or suit.

      8.2 INDEMNIFICATION BY AAT. AAT shall indemnify, defend and hold Axys and its agents, employees, officers and directors (the "Axys Indemnitees") harmless from and against any and all liability, damage, loss, cost or expense (including reasonable attorney's fees) arising out of third party claims or suits related to (a) AAT's or its Affiliates' negligence, willful misconduct or breach of this Agreement, (b) the manufacture, use or sale to third parties by AAT or anyone acting under color of authority granted after the Effective Date by AAT, (provided such party is not Axys) of Compounds or products containing such Compounds or any compound based upon or derived therefrom, or (c) personal or property damage arising directly from the manufacturing of the Compounds by AAT, except to the extent that such claims or suits result from negligence or willful misconduct of or breach of this Agreement by any of the Axys Indemnitees. Upon the assertion of any such claim or suit, the Axys Indemnitees shall promptly notify AAT thereof, and AAT shall appoint counsel reasonably acceptable to the Axys Indemnitees to represent the Axys Indemnitees with respect to any claim or suit for which indemnification is sought, provided that AAT shall have sole control over the defense and settlement of such claim or suit. Axys may nevertheless retain co-counsel at its own expense.

      8.3   SETTLEMENT. No settlement of any claim or suit covered by this
Article 8 may be effected by the indemnifying party without the consent of an indemnified party unless the indemnified party is not required to provide any consideration with respect thereto.

9.    TERMINATION AND EXPIRATION

      9.1 TERM. This Agreement shall commence upon the Effective Date and, unless earlier terminated as provided herein, shall expire on December 31, 2003.

      9.2   TERMINATION UPON MATERIAL BREACH.

            (a) Failure by a Party to comply with any of its material obligations contained herein shall entitle the Party not in default to give to the Party in default notice specifying the nature of the default, requiring it to make good or otherwise cure such default, and stating its intention to terminate if such default is not cured. If such default is not cured within ninety (90) days after the date of such notice (or, if such default cannot be cured within such ninety (90) day period, if the Party in default does not commence and diligently continue actions to cure such default), the Party not in default shall be entitled, without prejudice to any of its other rights conferred on it by this Agreement, and in addition to any other remedies available to it by law or in equity, to terminate this Agreement.

            (b) The right of a Party to terminate this Agreement, as provided above, shall not be affected in any way by its waiver or failure to take action with respect to any prior default.


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A Party may waive its right to terminate this Agreement with respect to a particular default, provided that any such waiver shall not constitute a waiver of, and such Party shall retain all rights to pursue, any and all other remedies it may have at law or in equity of such default by the other Party.

      9.3   CONSEQUENCES OF TERMINATION.

            (a) Upon termination of this Agreement by Axys pursuant to Section
9.2 for the uncured material breach of AAT, then without prejudice to any other remedy of Axys, (i) Section 9.4 shall apply; and (ii) all obligations and rights of AAT to provide additional Compounds and to receive future Makeup Payments shall terminate.

            (b) Upon termination of this Agreement by AAT pursuant to Section
9.2 for the uncured material breach of Axys, then without prejudice to any other remedy of AAT (i) all rights granted to Axys under this Agreement, except for those referred to in the sections set forth in Section 9.4, shall terminate;
(ii) with respect to any physical sample of a Compound delivered by AAT but not paid for by Axys within thirty (30) days of delivery, Axys shall return all existing physical samples of such Compounds and Axys may not further use such Compounds and the related Deliverables; (iii) all obligations of AAT to provide additional Compounds and the related Deliverables shall terminate; and (iv) Axys shall promptly return to AAT or destroy all originals, manifestations, analyses, descriptions, reflections and copies of Compound Information, but excluding from the foregoing any such Compound Information specifically relating to Compounds (and their related Protocols and Structural Information) for which Axys has completed payment as required herein.

      9.4   ACCRUED RIGHTS; SURVIVING OBLIGATIONS.

            (a) Termination or expiration of this Agreement for any reason shall be without prejudice to any rights which shall have accrued to the benefit of a Party prior to such termination or expiration. Such termination or expiration shall not relieve a Party from obligations which are expressly indicated to survive termination or expiration of this Agreement.

            (b) Without limiting the foregoing, Articles l, 6, 7, 8 and 9 of this Agreement shall survive the expiration or termination of this Agreement indefinitely.

            (c) In addition to those sections set forth in subsection (b), Sections 2.3, 2.4, and 4.1 shall survive indefinitely the termination or expiration of this Agreement, subject to compliance by Axys, its Affiliates and any permitted sublicensees with all limitations set forth in such Sections and the rest of this Agreement.

10.   MISCELLANEOUS PROVISIONS

      10.1 RELATIONSHIP OF THE PARTIES. Nothing in this Agreement is intended or shall be deemed to constitute a joint venture, partnership, agency or employer-employee relationship between the Parties. Neither Party shall incur or purport to incur any debts or make or purport to make any commitments for the other.

      10.2 ASSIGNMENTS. Except as expressly provided herein, neither this Agreement nor any interest hereunder shall be assignable, nor any other obligation delegable, by a Party without the prior written consent of the other; provided, however, that a Party may assign this Agreement to any successor in interest by way of merger, acquisition or sale of all or substantially all of its assets in a manner such that the assignee shall be liable and responsible for the performance and observance of all such Party's duties and obligations hereunder. This Agreement shall be binding upon the successors and permitted assigns of the Parties. Any assignment not in accordance with this Section 10.2 shall be void.

      10.3  DISCLAIMER OF WARRANTIES. EXCEPT FOR THE WARRANTIES SET FORTH IN
SECTION 10.4, THE PARTIES DO NOT BY VIRTUE OF THIS AGREEMENT GRANT, AND HEREBY EXPRESSLY DISCLAIM THAT BY VIRTUE OF THIS AGREEMENT THEY GRANT, ALL WARRANTIES, EXPRESS, STATUTORY OR IMPLIED, INCLUDING WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, OR NON-INFRINGEMENT OF THIRD PARTY RIGHTS.

      10.4 REPRESENTATIONS AND WARRANTIES. Each Party represents and warrants to the other Party that, as of the date of this Agreement:

                  (i) such Party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof;

                  (ii) such Party has taken all corporate action necessary to authorize the execution and delivery of this Agreement and the performance of its obligations under this Agreement; and

                  (iii) this Agreement is a legal and valid obligation of such Party, binding upon such Party and enforceable against such Party in accordance with the terms of this Agreement, except as such enforcement may be limited by applicable bankruptcy, insolvency, reorganization, arrangement, moratorium or other similar laws affecting creditors' rights, and subject to general equity principles and to limitations on availability of equitable relief, including specific performance. All consents, approvals and authorizations from all governmental authorities or other third parties required to be obtained by such Party in connection with this Agreement have been obtained.

In addition, Axys represents and warrants to AAT that, as of the date of this Agreement and as of each other day during the term of this Agreement, Axys has obtained and shall have obtained written confidentiality agreements from each of its employees who have access to the Compound Information, whether in the form of general confidentiality agreements from the employees obtained at the time of commencement of such employees' employment by Axys or otherwise, which agreements obligate such persons to maintain as confidential all confidential information obtained by Axys in confidence from a third party.

      10.5 FURTHER ACTIONS. Each Party agrees to execute, acknowledge and deliver such further instruments and to do all such other acts as may be necessary or appropriate in order to carry out the purposes and intent of this Agreement.

      10.6 FORCE MAJEURE. The failure of a Party to perform any obligation under this Agreement by reason of acts of God, acts of governments, riots, wars, strikes, accidents or deficiencies in materials or transportation or other similar causes beyond its control for the duration thereof and for thirty (30) days thereafter shall not be deemed to be a breach of this Agreement.

      10.7 NO TRADEMARK RIGHTS. No right, express or implied, is granted by this Agreement to a Party to use in any manner the name or any other trade name or trademark or servicemark of the other Party.

      10.8 ENTIRE AGREEMENT OF THE PARTIES; AMENDMENTS. This Agreement constitutes and contains the entire understanding and agreement of the Parties respecting the subject matter hereof and cancels and supersedes any and all prior negotiations, correspondence, understandings and agreements between the Parties, whether oral or written, regarding such subject matter. No waiver, modification or amendment of any provision of this Agreement shall be valid or effective unless made in writing after the Effective Date and signed by a duly authorized officer of each Party. Further, nothing in this Agreement is intended to, or shall be construed to, limit the rights granted by AAT to Axys or by Axys to AAT in the Assignment Agreement; nor limit the effect of any non-competition and non-disclosure agreement which Axys and any acquirer of AAT enter into.

      10.9 CAPTIONS. The captions and headings to this Agreement are for convenience only, and are to be of no force or effect in construing or interpreting any of the provisions of this Agreement.

      10.10 GOVERNING LAW, CONSENT TO JURISDICTION AND FORUM SELECTION. This Agreement shall be governed by and construed in accordance with the laws of the State of California applicable to contracts executed and performed in such State, without giving effect to conflicts of laws principles. The parties hereto agree that all actions or proceedings arising in connection with this Agreement (as to proceedings initiated by Axys) shall be initiated and tried exclusively in the State and Federal courts located in the County of San Diego, State of California. The parties hereto agree that all actions or proceedings arising in connection with this Agreement (as to proceedings initiated by AAT) shall be initiated and tried exclusively in the State and Federal courts located in the County of San Francisco, State of California. The aforementioned choice of venue is intended by the parties to be mandatory and not permissive in nature, thereby precluding the possibility of litigation between the parties with respect to or arising out of this Agreement in any jurisdiction other than that specified in this Section 10.10. Each party hereby waives any right it may have to assert the doctrine of forum non conveniens or similar doctrine or to object to venue with respect to any proceeding brought in accordance with this paragraph, and stipulates that the State and Federal courts located in the County of San Diego, State of California (as to proceedings initiated by Axys) or in the County of San Francisco, State of California (as to proceedings initiated by AAT) shall have in personam jurisdiction and venue over each of them for the purposes of litigating any dispute, controversy or proceeding arising out of or related to this Agreement. Each party hereby authorizes and accepts service of process sufficient for personal jurisdiction in any action against it as contemplated by this Section 10.10 by registered or certified mail, return receipt requested, postage prepaid, to its address for the giving of notices as set forth in this Agreement, or in the manner set forth in Section 10.11 of this Agreement for the giving of notice. Any final judgment rendered against a party in any action or proceeding shall be conclusive as to the subject of such final judgment and may be enforced in other jurisdictions in any manner provided by law

      10.11 NOTICES AND DELIVERIES. All notices, requests and other communications hereunder must be in writing and will be deemed to have been duly given only if delivered personally or by facsimile transmission with answer back confirmation or mailed (first class, postage prepaid) or by overnight courier to the parties at the following addresses or facsimile numbers:

                  If to Axys, to:

                        Axys Pharmaceuticals, Inc.
                        180 Kimball Way
                        South San Francisco, CA 94080
                        Facsimile No.: (650) 829-1067
                        Attention: John Walker, Chairman and Chief Executive
                                   Officer

                  with copies to:

                        Cooley Godward LLP
                        Five Palo Alto Square
                        3000 El Camino Real
                        Palo Alto, CA 94306-2155
                        Facsimile No.: (650) 857-6663
                        Attention: Barclay James Kamb, Esq.

                  If to AAT, to:

                        Axys Advanced Technologies, Inc.
                        c/o Discovery Partners International, Inc.
                        9640 Towne Centre Drive
                        San Diego, CA 92121
                        Facsimile No.: (858) 455-8088
                        Attention: Riccardo Pigliucci, Chairman
                  with copies to:

                        Brobeck, Phleger & Harrison LLP
                        12390 El Camino Real
                        San Diego, CA 92130
                        Facsimile No.: (858) 720-2555
                        Attention: Hayden Trubitt, Esq.

      10.12 WAIVER. A waiver by either Party of any of the terms and conditions of this Agreement in any instance shall not be deemed or construed to be a waiver of such term or condition for the future, or of any subsequent breach hereof. All rights, remedies, undertakings, obligations and agreements contained in this Agreement shall be cumulative and none of them shall be in limitation of any other remedy, right, undertaking, obligation or agreement of either Party.

      10.13 COMPLIANCE WITH LAW. Nothing in this Agreement shall be deemed to permit Axys to export, reexport or otherwise transfer any Deliverable without compliance with all applicable laws. Axys agrees not to export, reexport or otherwise transfer any Deliverable without full compliance with all applicable laws.

      10.14 SEVERABILITY. When possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be prohibited by or invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

      10.15 COUNTERPARTS. This Agreement may be executed in two counterparts, each containing the signature of one Party. Each counterpart shall be deemed an original, and both counterparts together shall constitute one and the same agreement.



                  [REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]





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

      IN WITNESS WHEREOF, the Parties have caused this Compound Purchase Agreement to be executed by their respective duly authorized officers as of the day and year first above written, each copy of which shall for all purposes be deemed to be an original.

                                    AXYS PHARMACEUTICALS, C.

                                    By: /s/ WILLIAM J. NEWELL
                                       ------------------------------------

                                    Name: William J. Newell
                                         ----------------------------------
                                    Title: Senior Vice President
                                          ---------------------------------



                                    AXYS ADVANCED TECHNOLOGIES, INC.

                                    By: /s/ WILLIAM J. NEWELL
                                       ------------------------------------

                                    Name: William J. Newell
                                         ----------------------------------

                                    Title: Secretary
                                          ---------------------------------






                [SIGNATURE PAGE TO COMPOUND PURCHASE AGREEMENT]

                                  SCHEDULE 1.1

                                  AAT CONTRACTS

Research Agreement with Pharmacia & Upjohn dated February 29, 1996, as amended.

Combinatorial Chemistry Agreement with Warner-Lambert Company dated May 15,
1998.

Combinatorial Chemistry Agreement with Signal Pharmaceuticals, Inc. dated July 6, 1998.

Combinatorial Chemistry Agreement with Rhone-Poulenc Rorer dated December 22, 1998.

Combinatorial Chemistry Agreement with Protein Design Labs, Inc. dated December 28, 1998.

Combinatorial Chemistry Agreement with Novalon Pharmaceutical Corporation dated June 28, 1999.

Combinatorial Chemistry Agreement with Daiichi Pharmaceutical Co., Ltd. dated June 30, 1999.

Combinatorial Chemistry Agreement with Allergan, Inc. dated September 27, 1999.

Combinatorial Chemistry Agreement with Elitra Pharmaceuticals Inc., dated September 30, 1999.

Combinatorial Chemistry Agreement with Novartis Institute for Functional Genomics, Inc., dated December 8, 1999.

Combinatorial Chemistry Agreement with L'Oreal Group, dated December 20, 1999.

Combinatorial Chemistry Agreement with Monsanto, dated December 21, 1999.

Combinatorial Chemistry Agreement with Cephalon, Inc., dated December 21, 1999.

Combinatorial Chemistry Agreement with Bristol-Myers Squibb Company, dated December 31, 1999.






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